EXHIBIT 99.1

                     REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Ford Motor Credit Company:

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Ford Motor Credit Company and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for the three years ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP


/s/ PricewaterhouseCoopers LLP


Detroit, Michigan
January 20, 1999


                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                                  (in millions)


                                                                     For the Years Ended December 31
                                                                 --------------------------------------
                                                                     1998          1997           1996
                                                                     ----          ----           ----
Financing revenue
 Operating leases                                                $ 9,661.4      $ 8,895.2     $ 8,223.6
 Retail                                                            6,209.6        5,226.9       5,000.7
 Wholesale                                                         1,620.4        1,588.4       1,645.8
 Other                                                               398.9          391.4         477.5
                                                                 ---------      ---------     ---------
    Total financing revenue                                       17,890.3       16,101.9      15,347.6
Depreciation on operating leases                                  (7,327.4)      (6,188.2)     (5,537.6)
Interest expense                                                  (6,910.4)      (6,268.2)     (6,259.7)
                                                                 ---------      ---------     ---------
    Net financing margin                                           3,652.5        3,645.5       3,550.3
Other revenue
 Insurance premiums earned                                           292.9          298.3         225.7
 Investment and other income                                       1,119.3          944.9       1,132.2
                                                                 ---------      ---------     ---------
   Total financing margin and revenue                              5,064.7        4,888.7       4,908.2
Expenses
 Operating expenses                                                1,777.0        1,477.4       1,467.4
 Provision for credit losses                                       1,179.5        1,338.2         993.3
 Other insurance expenses                                            296.0          267.1         207.3
                                                                 ---------      ---------     ---------
   Total expenses                                                  3,252.5        3,082.7       2,668.0
                                                                 ---------      ---------     ---------
   Income before income taxes                                      1,812.2        1,806.0       2,240.2
Provision for income taxes                                           680.2          726.8         731.6
                                                                 ---------      ---------     ---------
   Income before minority interests                                1,132.0        1,079.2       1,508.6
Minority interests in net income of subsidiaries                      47.8           48.4          68.0
                                                                 ---------      ---------     ---------

   Net income                                                    $ 1,084.2      $ 1,030.8     $ 1,440.6
                                                                 =========      =========     =========

The accompanying notes are an integral part of the financial statements.


                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  (in millions)

                                                                                     December 31
                                                                              ---------------------------
                                                                                 1998             1997
                                                                              ---------        ----------
Assets
 Cash and cash equivalents                                                    $   780.8        $    689.5
 Investments in securities                                                        725.8             887.9
 Finance receivables, net                                                      95,941.6          81,312.6
 Net investment, operating leases                                              34,566.5          34,746.0
 Retained interest in securitized assets                                        1,256.3             998.6
 Accounts receivable from affiliated companies                                  1,099.8             734.2
 Other assets                                                                   2,877.0           2,604.5
                                                                             ----------        ----------
   Total assets                                                              $137,247.8        $121,973.3
                                                                             ==========        ==========

Liabilities and Stockholder's Equity
 Liabilities
  Accounts payable
   Trade, customer deposits, and dealer reserves                             $  3,009.6        $  2,835.0
   Affiliated companies                                                         1,108.1           2,815.7
                                                                             ----------        ----------
    Total accounts payable                                                      4,117.7           5,650.7
  Debt                                                                        114,967.3         100,725.0
  Deferred income taxes                                                         3,157.7           2,732.2
  Other liabilities and deferred income                                         4,014.4           2,803.2
                                                                             ----------        ----------
   Total liabilities                                                          126,257.1         111,911.1

 Minority interests in net assets of subsidiaries                                 346.0             477.7

 Stockholder's Equity
  Capital stock, par value $100 a share, 250,000 shares
    authorized, issued and outstanding                                             25.0              25.0
  Paid-in surplus (contributions by stockholder)                                4,343.4           3,891.6
  Note receivable from affiliated company                                      (1,517.0)         (1,517.0)
  Accumulated other comprehensive income/(loss)                                  (118.1)           (142.5)
  Retained earnings                                                             7,911.4           7,327.4
                                                                             ----------        ----------
   Total stockholder's equity                                                  10,644.7           9,584.5
                                                                             ----------        ----------
   Total liabilities and stockholder's equity                                $137,247.8        $121,973.3
                                                                             ==========        ==========

The accompanying notes are an integral part of the financial statements.




                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                                  (in millions)

                                                                                         Accumulated Other
                                                                                     Comprehensive Income/(Loss)
                                                                                     ---------------------------
                                                             Note                                  Unrealized
                                                          Receivable                               Gain/(Loss)
                                                Paid         from                      Foreign         on
                                     Capital     in       Affiliated      Retained     Currency    Investments
                                      Stock    Surplus      Company       Earnings    Translation  in Securities   Total
                                     -------  ---------   ----------      ---------   -----------  ------------- ---------
Balance at January 1, 1996           $ 25.0   $ 1,904.5    $      -       $ 6,724.5    $ (14.2)     $ 30.9       $ 8,670.7

Comprehensive income
  Net income                              -           -           -         1,440.6          -           -         1,440.6
  Foreign currency translation            -           -           -               -       13.3           -            13.3
  Unrealized gain
     (net of tax of $13.3)                -           -           -               -          -        26.0            26.0
                                     ------   ---------   ---------       ---------    -------      ------       ---------
    Total comprehensive income,
      net of tax                          -           -           -         1,440.6       13.3        26.0         1,479.9
Paid-in surplus                           -     1,843.1           -               -          -           -         1,843.1
Note receivable
  Addition                                -           -    (2,949.0)              -          -           -        (2,949.0)
  Payments                                -           -     1,432.0               -          -           -         1,432.0
Dividends
  Cash                                    -           -           -          (949.0)         -           -          (949.0)
  Other                                   -           -           -          (324.0)         -           -          (324.0)
                                     ------   ---------   ---------       ---------    -------      ------       ---------
Year Ended December 31, 1996         $ 25.0   $ 3,747.6   $(1,517.0)      $ 6,892.1    $  (0.9)     $ 56.9       $ 9,203.7


Comprehensive income
 Net income                               -           -           -         1,030.8          -           -         1,030.8
 Foreign currency translation             -           -           -               -     (188.5)          -          (188.5)
 Unrealized loss
    (net of tax of $6.8)                  -           -           -               -          -       (10.0)          (10.0)
                                     ------   ---------   ---------       ---------    -------      ------       ---------
   Total comprehensive income,
     net of tax                           -           -           -         1,030.8     (188.5)      (10.0)          832.3

Paid-in surplus                           -       144.0           -               -          -           -           144.0
Cash dividends                            -           -           -          (595.5)         -           -          (595.5)
                                     ------   ---------   ---------       ---------    -------      ------       ---------
Year ended December 31, 1997         $ 25.0   $ 3,891.6   $(1,517.0)      $ 7,327.4    $(189.4)     $ 46.9       $ 9,584.5

Comprehensive income
  Net income                              -           -           -         1,084.2          -           -         1,084.2

  Foreign currency translation            -           -           -               -       29.3           -            29.3
  Unrealized gain
     (net of tax of $12.3)                -           -           -               -          -        20.5            20.5
  Less: Reclassification adjustment
     for gains realized in net
     income (net of tax of $15.3)         -           -           -               -          -       (25.4)          (25.4)
                                     ------   ---------   ---------       ---------    -------      ------       ---------
  Total comprehensive income,
     net of tax                           -           -           -         1,084.2       29.3        (4.9)        1,108.6
Paid-in surplus                           -       451.8           -               -          -           -           451.8
Cash dividends                            -           -           -          (500.2)         -           -          (500.2)
                                     ------   ---------   ---------       ---------    -------      ------       ---------
Year ended December 31, 1998         $ 25.0   $ 4,343.4   $(1,517.0)      $ 7,911.4    $(160.1)     $ 42.0       $10,644.7
                                     ======   =========   =========       =========    =======      ======       =========

The accompanying notes are an integral part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (in millions)

                                                                            For the Years Ended December 31
                                                                       ---------------------------------------
                                                                          1998          1997            1996
                                                                          ----          ----            ----
Cash flows from operating activities
 Net income                                                            $ 1,084.2     $ 1,030.8      $  1,440.6
 Adjustments to reconcile net income to net cash provided by operating activities
   Provision for credit losses                                           1,179.5       1,338.2           993.3
   Depreciation and amortization                                         7,366.3       6,398.9         5,870.4
   Gain on sales of finance receivables                                   (192.7)        (64.5)          (55.9)
   Increase/(decrease) in deferred income taxes                            356.4         (92.8)        1,105.6
   (Increase)/decrease in other assets                                  (1,353.6)        451.6        (1,465.4)
   (Decrease)/increase in other liabilities                                (52.8)        155.0         1,467.8
   Other                                                                   260.2         302.6          (272.1)
                                                                       ---------     ---------       ---------
    Net cash provided by operating activities                            8,647.5       9,519.8         9,084.3
                                                                       ---------     ---------       ---------
Cash flows from investing activities
  Purchase of finance receivables (other than wholesale)               (48,886.3)    (38,396.0)      (38,895.3)
  Collection of finance receivables (other than wholesale)              28,033.7      32,207.8        33,477.7
  Purchase of operating lease vehicles                                 (19,156.7)    (22,917.6)      (21,264.0)
  Liquidation of operating lease vehicles                               12,798.1      12,164.0        10,340.5
  Net change in wholesale receivables                                     (797.6)     (1,759.1)       (2,127.6)
  Proceeds from sales of receivables                                     7,907.8       3,850.4         4,668.7
  Purchase of investment securities                                     (1,911.7)     (2,732.3)       (4,730.1)
  Proceeds from sale/maturity of investment securities                   2,073.8       3,169.9         5,767.4
  Other                                                                    (37.7)       (148.9)          110.4
                                                                       ---------     ---------       ---------

   Net cash used in investing activities                               (19,976.6)    (14,561.8)      (12,652.3)
                                                                       ---------     ---------       ---------
Cash flows from financing activities
  Proceeds from issuance of long-term debt                              18,186.7      11,826.6        13,433.5
  Principal payments on long-term debt                                 (12,922.1)    (10,340.8)       (8,322.4)
  Change in short-term debt, net                                         6,541.2       2,212.2           816.9
  Cash dividends paid                                                     (500.2)       (595.5)         (949.0)
  Other                                                                     35.6         (57.5)         (169.0)

                                                                       ---------     ---------       ---------

   Net cash provided by financing activities                            11,341.2       3,045.0         4,810.0

Effect of exchange rate changes on cash and cash equivalents                79.2         (29.5)           (4.1)
                                                                       ---------     ---------       ---------
   Net change in cash and cash equivalents                                  91.3      (2,026.5)        1,237.9
Cash and cash equivalents, beginning of year                               689.5       2,716.0         1,478.1
                                                                       ---------     ---------       ---------
Cash and cash equivalents, end of year                                 $   780.8     $   689.5       $ 2,716.0
                                                                       =========     =========       =========

Supplementary cash flow information
  Interest paid                                                        $ 6,526.6     $ 6,117.3       $ 5,207.7
  Taxes paid/(received)                                                    325.9         520.2          (291.9)

The accompanying notes are an integral part of the financial statements.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

Principles of Consolidation

         The consolidated financial statements include the accounts of Ford Motor Credit Company and its majority owned domestic and foreign subsidiaries and joint ventures ("Ford Credit"). Affiliates that are 20-50 percent owned are included in the consolidated financial statements on an equity basis. Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company ("Ford"). Use of estimates as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates and assumptions. Certain amounts in prior years' financial statements have been reclassified to conform with current year presentation.

Nature of Operations

         Ford Credit operates in many locations around the world, the most significant of which are the United States and Europe. Ford Credit's reportable operating segments include Ford Credit North America, Ford Credit International, and Personal Financial Services. Ford Credit North America consists of the United States and Canada. Ford Credit International consists of all other countries. Personal Financial Services consists of insurance operations and new business ventures.

         Ford Credit's financing operations primarily consist of: the purchase from franchised Ford vehicle dealers of retail installment sale contracts and retail leases; wholesale financing and capital loans to franchised Ford vehicle dealers and other franchises associated with such dealers; and loans to vehicle leasing companies. Ford Credit conducts insurance operations through its wholly owned subsidiary, The American Road Insurance Company ("TARIC").

Revenue Recognition

         Revenue from finance receivables is recognized using the interest (actuarial) method. Certain loan origination costs are deferred and amortized to financing revenue over the life of the related loans using the interest method. Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease. Initial direct costs related to leases are deferred and amortized over the term of the lease. The accrual of interest on loans is discontinued at the time a loan is determined to be impaired. Subsequent amounts of interest collected are recognized in income only if full recovery of the remaining principal is expected. Other amounts collected are generally recognized first as a reduction of principal. Any remaining amounts are treated as a loss recovery.

         Agreements with Ford and other affiliates provide for interest supplements and other support payments to Ford Credit on certain financing and leasing transactions. These payments are recognized as income over the period that the related finance receivables and leases are outstanding.

         Insurance premiums are earned over the policy periods on bases related to amounts at risk. Premiums from extended service plan contracts and other contractual liability coverage's are earned over the life of the policy based on historical loss experience. Physical damage insurance premiums covering vehicles financed at wholesale by Ford Credit and its finance subsidiaries are recognized as income on a monthly basis as billed. Other physical damage, credit life, and credit disability premiums are earned over the life of the related policies, primarily on the sum-of-the-digits basis. Certain costs of acquiring new business are deferred and amortized over the terms of the related policies on the same basis on which premiums are earned. Direct and ceded insurance premiums are earned over the life of the policy based on historical loss experience for contractual liability policies, and on the sum-of-the-digits basis for credit life and disability policies. Ceded insurance agreements do not relieve TARIC of its primary obligation to policyholders.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 1. ACCOUNTING POLICIES - Continued

Sale of Receivables and Operating Leases

         Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", was adopted prospectively effective January 1, 1997, and did not have any material effect on the consolidated financial statements.

         Ford Credit periodically sells finance receivables through special purpose subsidiaries, retains the servicing rights and certain other beneficial interests, and receives a servicing fee which is recognized as collected over the remaining term of the related sold finance receivables. Estimated gains or losses from the sale of finance receivables are recognized in the period in which the sale occurs. In determining the gain or loss on each qualifying sale of finance receivables, the investment in the sold receivable pool is allocated between the portion sold and the portion retained based on their relative fair values at the date of sale (see Note 7). The retained interest includes interest only (IO) strips, subordinated certificates, restricted cash held by securitization trusts, and allowance for credit losses. These financial instruments are recorded at market.

         Ford Credit also periodically sells vehicles subject to operating leases to special purpose subsidiaries under sale-leaseback arrangements. The leaseback arrangements are structured as operating leases. Pursuant to these transactions, the vehicles sold are removed from the balance sheet and any gain on sale is deferred and amortized over the period of the leaseback arrangement. Ford Credit continues to service the leases and is paid a servicing fee which is recognized as received. Ford Credit also retains certain residual value and credit risk which is considered in the calculation of the gain on sale.

Depreciation

         Depreciation expense on operating leases is provided on a straight-line basis over the term of the lease in an amount necessary to reduce the leased vehicle to its estimated residual value at the end of the lease term. Gains or losses upon disposal and adjustments to reflect impairment of the vehicle's residual value are also included in depreciation expense.

Residual Values

         The Company has significant investments in the residual values of its leasing portfolios. Residual values represent estimates of the value of the assets at the end of the contract terms and are initially calculated based on appraisals and estimates. Residual values are reviewed on a regular basis to determine that recorded amounts are appropriate. Estimated reserves for residual values are based on assumptions as to used car prices at lease termination and the number of vehicles that will be returned to the Company. These assumptions and the related reserve may change based on changing market conditions.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 1. ACCOUNTING POLICIES - Continued

Allowance for Credit Losses

         An allowance for estimated credit losses is established during the period in which receivables or vehicles leased are acquired and is based on historical experience and other factors that affect collectibility. The allowance for estimated credit losses includes a provision for certain non-homogenous, impaired loans. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Finance receivables and lease investments are charged to the allowance for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower or lessee, the value of the collateral, recourse to guarantors and other factors. Collateral held for resale included in other assets is carried at its estimated fair value at the date of repossession net of estimated disposal costs. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowance for credit losses.

Insurance Liabilities

         A liability for reported insurance claims and an estimate of unreported insurance claims which is based on past experience is included in other liabilities and deferred income.

Derivative Financial Instruments

         Ford Credit operates in many countries worldwide, and is exposed to market risks, including the effects of changes in interest rates and foreign currency exchange rates. Ford Credit issues debt and other payables with various maturities, interest rate structures and in various currencies to ensure funding over business and economic cycles and to minimize overall borrowing costs. The maturity and interest rate structures frequently differ from the invested assets. Exposure to fluctuations in interest rates is created by differences in maturities of liabilities versus maturities of assets. Financial exposure is monitored and managed in accordance with Ford Credit's established policies and procedures.

         Ford Credit has entered into agreements to manage exposures to fluctuations in interest rates and foreign exchange. These agreements are used to hedge interest rate exposure and to hedge debt denominated in foreign currencies. All such instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of derivatives for speculative purposes.

         Interest rate swap agreements are used to manage the effects of interest rate fluctuations by changing the interest rate characteristics of Ford Credit's debt to match the interest rate characteristics of related assets. All interest rate swap agreements are designated to hedge either a specific debt issue or pool of debt. The differential paid or received on interest rate swap agreements is recognized on an accrual basis as an adjustment to interest expense. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense over the remaining term of the underlying debt.

         Foreign currency agreements, including swaps and forward contracts, are used to manage foreign exchange exposure. All currency swaps and forward contracts are designated to hedge specific foreign currency denominated debt instruments or intercompany loans. The differential paid or received on these contracts is recognized on an accrual basis as an adjustment to interest expense. Unrealized gains or losses are recognized concurrently with foreign currency translation gains and losses on the underlying debt.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 1. ACCOUNTING POLICIES - Continued

Foreign Currency Translation

         Revenues, costs and expenses of foreign subsidiaries are translated to U.S. dollars at average-period exchange rates. Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at year-end exchange rates with the effects of these translation adjustments being reported as a separate component of accumulated other comprehensive income in stockholder's equity. The change in this account results from translation adjustments recorded during the year.

Cash Equivalents

         Ford Credit considers investments purchased with a maturity of three months or less to be cash equivalents.

NOTE 2.  ADDITIONS TO PAID-IN SURPLUS

         Additions to paid-in surplus represent contributions from Ford due to the reorganization of the Financial Services sector.

NOTE 3.  INVESTMENTS IN SECURITIES

         Investments in securities consist of debt, municipal, corporate, mortgage-backed and other securities. Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from income and reported, net of tax, as a separate component of accumulated other comprehensive income in stockholder's equity. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The basis of cost used in determining realized gains and losses is specific identification.

         The fair value of substantially all securities was estimated based on quoted market prices. For securities for which there were no quoted market prices, the estimate of fair value was based on similar types of securities that are traded in the market.

         The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31, 1998, by contractual maturity, were as follows:

                                                                            Available-for-Sale           Held-to-Maturity
                                                                          -----------------------     ----------------------
                                                                           Amortized     Fair         Amortized      Fair
                                                                             Cost        Value          Cost         Value
                                                                          -----------  ----------     ----------   ----------
                                                                                            (in millions)
Due in one year or less                                                   $     22.7    $    22.9     $      1.5   $      1.5
Due after one year through five years                                          162.1        163.7            2.6          2.7
Due after five years through ten years                                          97.6         99.3            2.8          2.9
Due after ten years                                                            138.2        140.7            0.4          0.6
Mortgage-backed securities                                                     198.3        200.7              -            -
Equity securities                                                               34.9         91.2              -            -
                                                                          ----------    ---------     ----------   ----------
 Total                                                                    $    653.8    $   718.5     $      7.3   $      7.7
                                                                          ==========    =========     ==========   ==========



         Proceeds from sales of available-for-sale securities were $2.1 billion and $3.2 billion in 1998 and 1997, respectively. Gross realized gains and losses for 1998 were $48.1 million and $3.4 million, respectively. Gross realized gains and losses for 1997 were $95.1 million and $7.4 million, respectively. Gross realized gains and losses for 1996 were not material.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 3. INVESTMENTS IN SECURITIES - Continued

Investments in securities at December 31, 1998 were as follows:

                                                                                    Gross           Gross
                                                                  Amortized      Unrealized      Unrealized         Fair
                                                                    Cost            Gains          Losses           Value
                                                                 -----------     -----------     ------------    -----------
Available-for-sale securities                                                           (in millions)
Corporate debt securities                                        $     187.8     $       2.9     $       (1.6)   $     189.1
Mortgage-backed securities                                             198.3             2.8             (0.4)         200.7
Debt securities issued by U.S. government and agencies                 146.6             3.0             (0.2)         149.4
Equity securities                                                       35.0            57.7             (1.4)          91.3
Debt securities issued by foreign governments                           23.2             0.2                -           23.4
Municipal securities                                                    62.9             1.7                -           64.6
                                                                 -----------     -----------     ------------    -----------
 Total available-for-sale securities                                   653.8            68.3             (3.6)         718.5
                                                                 -----------     -----------     ------------    -----------
Held-to-maturity securities
Corporate debt securities                                                1.5               -                -            1.5
Debt securities issued by U.S. government and agencies                   5.8             0.4                -            6.2
                                                                 -----------     -----------     ------------    -----------
 Total held-to-maturity securities                                       7.3             0.4                -            7.7
                                                                 -----------     -----------     ------------    -----------
   Total investments in securities                               $     661.1     $      68.7     $       (3.6)   $     726.2
                                                                 ===========     ===========     ============    ===========


Investments in securities at December 31, 1997 were as follows:
                                                                                    Gross           Gross
                                                                  Amortized      Unrealized      Unrealized         Fair
                                                                    Cost            Gains          Losses           Value
                                                                 ------------    ------------    ------------    ------------
Available-for-sale securities                                                           (in millions)
Corporate debt securities                                        $      265.2    $        6.0    $       (0.1)   $      271.1
Mortgage-backed securities                                              238.4             1.9            (0.6)          239.7
Debt securities issued by U.S. government and agencies                  194.1             2.0            (0.1)          196.0
Equity securities                                                        53.0            65.1            (2.1)          116.0
Debt securities issued by foreign governments                            21.4             0.1               -            21.5
Municipal securities                                                     13.0             0.1            (0.1)           13.0
 Total available-for-sale securities                             ------------    ------------    ------------    ------------

                                                                        785.1            75.2            (3.0)          857.3
                                                                 ------------    ------------    ------------    ------------
Held-to-maturity securities
Corporate debt securities                                                15.3               -               -            15.3
Debt securities issued by U.S. government and agencies                    6.4             0.3               -             6.7
Other debt securities                                                     3.2               -               -             3.2
                                                                 ------------    ------------    ------------    ------------
       Total held-to-maturity securities                                 24.9             0.3               -            25.2
                                                                 ------------    ------------    ------------    ------------

 Total investments in securities with readily
  determinable fair values                                              810.0            75.5            (3.0)          882.5
Other non-marketable equity securities                                    5.7               -               -             5.7
                                                                  -----------    ------------    ------------    ------------
 Total investments in securities                                  $     815.7    $       75.5    $       (3.0)   $      888.2
                                                                  ===========    ============    ============    ============


                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 4. FINANCE RECEIVABLES

         Net finance receivables at December 31 were as follows:

                                                                            1998              1997
                                                                            ----              ----
                                                                                 (in millions)
Retail                                                                $   67,732.7      $   55,601.0
Wholesale                                                                 22,650.1          21,605.5
Other                                                                      6,838.8           5,275.9
                                                                      ------------      ------------
   Total finance receivables, net of unearned income                      97,221.6          82,482.4
Less: Allowance for credit losses                                         (1,280.0)         (1,169.8)
                                                                      ------------      ------------
   Finance receivables, net                                           $   95,941.6      $   81,312.6
                                                                      ============      ============

         At December 31, 1998, finance receivables include $1.5 billion owed by three customers with the largest receivable balances.

         The contractual maturities of total finance receivables net of unearned income outstanding at December 31, 1998 were as follows:


                                          Due in Year Ending December 31                    Due
                                   ---------------------------------------------           After
                                       1999              2000             2001              2001              Total
                                       ----              ----             ----              ----              -----
                                                                      (in millions)
Retail                             $ 31,293.8        $ 19,802.6       $ 10,465.5        $  6,170.8        $ 67,732.7
Wholesale                            22,645.9               2.1              0.7               1.4          22,650.1
Other                                 4,844.1             125.7            118.0           1,751.0           6,838.8
                                   ----------        ----------       ----------        ----------        ----------
 Total                             $ 58,783.8        $ 19,930.4       $ 10,584.2        $  7,923.2        $ 97,221.6
                                   ==========        ==========       ==========        ==========        ==========

         It is Ford Credit's experience that a substantial portion of finance receivables are repaid before contractual maturity dates. The above table, therefore, is not to be regarded as a forecast of future cash collections.

         The aggregate receivable balances related to accounts past due 60 days or more at December 31 were as follows:

                                                                           1998             1997
                                                                           ----             ----
                                                                              (in millions)
Retail                                                                  $   473.5        $   496.8
Wholesale                                                                    73.2             35.4
Other                                                                        31.6             58.6
                                                                        ---------        ---------
 Total                                                                  $   578.3        $   590.8
                                                                        =========        =========

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 4. FINANCE RECEIVABLES - Continued

         Included in retail and other receivables are investments in direct financing leases related to the leasing of motor vehicles.

                                                                                        1998              1997
                                                                                        ----              ----
                                                                                             (in millions)
Net investment in direct financing leases
   Minimum lease rentals                                                            $ 3,359.2         $ 2,743.9
   Estimated residual values                                                          3,720.2           2,527.0
    Less: Allowance for credit losses                                                   (79.8)            (42.5)
                                                                                    ---------         ---------
     Net investment in direct financing leases                                      $ 6,999.6         $ 5,228.4
                                                                                    =========         =========

         Minimum direct financing lease rentals, net of interest payments, for each of the five succeeding years are as follows (in millions): 1999 - $1,505.7; 2000 - $1,019.0; 2001 - $598.9; 2002 - $202.6; 2003 - $32.9; thereafter - $0.1.


NOTE 5.  NET INVESTMENT, OPERATING LEASES

         Operating leases at December 31 were as follows:

                                                                                        1998              1997
                                                                                        ----              ----
                                                                                             (in millions)
Investment in operating leases
 Vehicles, at cost                                                                  $42,663.3         $41,925.5
 Lease initial direct costs                                                              62.7              64.9
  Less: Accumulated depreciation                                                     (7,891.3)         (6,942.8)
        Allowance for credit losses                                                    (268.2)           (301.6)
                                                                                    ---------         ---------
   Net investment in operating leases                                               $34,566.5         $34,746.0
                                                                                    =========         =========

     Future minimum rentals on operating leases are as follows (in millions):
1999 - $7,018.2; 2000 - $3,652.1; 2001 - $1,577.3; 2002 - $176.9; 2003 - $7.3.

NOTE 6.  ALLOWANCE FOR CREDIT LOSSES

         Following is an analysis of the allowance for credit losses related to finance receivables and operating leases for the years ended December 31:

                                                                                1998            1997            1996
                                                                                ----            ----            ----
                                                                                            (in millions)
Balance, beginning of year                                                   $ 1,471.4      $  1,217.6      $  1,054.9
 Additions                                                                     1,179.5         1,338.2           993.3
 Deductions
   Losses                                                                      1,242.7         1,239.1         1,020.7
   Recoveries                                                                   (203.3)         (232.0)         (190.7)
                                                                             ---------      ----------      ----------
   Net losses                                                                  1,039.4         1,007.1           830.0
 Other changes, principally amounts related to finance
  receivables and operating leases sold                                           63.3            77.3             0.6
                                                                             ---------      ----------      ----------

   Net deductions                                                              1,102.7         1,084.4           830.6
                                                                             ---------      ----------      ----------
Balance, end of year                                                         $ 1,548.2      $  1,471.4      $  1,217.6
                                                                             =========      ==========      ==========

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 7.  RETAINED INTEREST IN SECURITIZED ASSETS

         Ford Credit has sold retail and wholesale receivables through special purpose subsidiaries. Ford Credit's servicing portfolio relating to these finance  receivable  sales  amounted to $13.5 billion,  $10.0 billion,  and $8.9 billion at December 31, 1998, 1997, and 1996, respectively. Ford Credit periodically sells vehicles subject to operating leases to special purpose subsidiaries under sale-leaseback arrangements. Ford Credit's servicing portfolio related to these sales amounted to $394.9 million, $947.5 million, and $1,388.7 million at December 31, 1998, 1997, and 1996, respectively. The interest only strips, subordinated certificates, and restricted cash held by securitization trusts are subject to limited recourse provision. Reserves for estimated losses related to these assets are provided based principally on historical loss experience. The following summarizes the components of retained interest in securitized assets for the years ended December 31:


                                                                                                1998            1997
                                                                                                ----            ----
                                                                                                    (in millions)
Interest only strips                                                                         $    404.8      $    293.3
Subordinated certificates                                                                         841.5           686.9
Restricted cash held by securitization trusts                                                     109.5           103.5
 Less: Allowance for credit losses                                                                (99.5)          (85.1)
                                                                                             ----------      ----------
  Total retained interest in securitized assets                                              $  1,256.3      $    998.6
                                                                                             ==========      ==========


NOTE 8.  OTHER ASSETS

         Other assets at December 31 were as follows:

                                                                                                1998             1997
                                                                                                ----             ----
                                                                                                    (in millions)
Investment in used vehicles held for resale, at estimated fair value                         $    764.1      $  1,042.3
Deferred charges and other assets                                                               1,168.9           987.0
Collateral held for resale                                                                        356.4           419.4
Prepaid reinsurance premiums                                                                      383.1               -
Property and equipment, net of accumulated depreciation of $139.6
 in 1998 and $105.1 in 1997                                                                       204.5           155.8
                                                                                             ----------      ----------
  Total other assets                                                                         $  2,877.0      $  2,604.5
                                                                                             ==========      ==========

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 9. DEBT

         Debt at December 31 was as follows:


                                                               Weighted-Average (A)
                                                                  Interest Rates                   Book Value
                                                              ---------------------      -----------------------------
                                                                  1998        1997           1998              1997
                                                                  ----        ----           ----              ----
Payable Within One Year                                                                           (in millions)
 Commercial paper (B)                                                                    $   46,188.2      $  40,856.8
 Other short-term debt  (C)                                                                   7,445.0          5,351.0
                                                                                         ------------      -----------

  Total short-term debt                                           5.69%       5.83%          53,633.2         46,207.8
 Long-term indebtedness payable within one
  year (D) (E)                                                    5.74%       6.64%           9,689.2          9,572.6
                                                                                         ------------      -----------
  Total payable within one year                                   5.69%       5.97%          63,322.4         55,780.4

Payable After One Year
  Secured indebtedness                                           20.14%      18.63%               5.2             13.5
  Unsecured senior indebtedness
    Notes (F)                                                     6.25%       6.64%          49,893.8         43,584.1
    Debentures                                                    3.97%       4.50%           1,661.1          1,247.6
    Unamortized discount                                                                        (25.5)            (3.0)
                                                                                         ------------      -----------
      Total secured and unsecured senior
         indebtedness                                                                        51,534.6         44,842.2
  Unsecured long-term subordinated notes                          8.50%       8.29%             110.3            102.4
                                                                                         ------------      -----------
   Total payable after one year (E)                                                          51,644.9         44,944.6
                                                                                         ------------      -----------
   Total debt                                                     5.91%       6.25%      $  114,967.3      $ 100,725.0
                                                                                         ============      ===========

(A)  Excludes  the effect of  interest  rate swap  agreements.
(B) The average remaining maturities of commercial paper was 30 days at December 31, 1998 and 24 days at December 31, 1997.
(C) Includes $988.6 million and $830.5 million with affiliated companies at December 31, 1998 and 1997,respectively.
(D) Includes $394.9 million and $1,716.0 million with affiliated companies at December 31, 1998 and 1997, respectively.
(E) Secured and unsecured senior notes and debentures mature at various dates through 2078. Maturities are as follows (in millions):
     1999 - $9,689.2; 2000 - $11,246.9; 2001 - $10,970.3; 2002 - $8,790.8;
     2003 - $9,552.0;  thereafter - $11,084.9.
(F) Includes $2,483.0 million and $1,830.6 million with affiliated companies at December 31, 1998 and 1997, respectively.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 9. DEBT - Continued

                                                                                       1998             1997
                                                                                       ----             ----
Payable After One Year (A)                                                                 (in millions)

 Fixed interest rates                                                                 $ 33,724.6      $ 30,602.9
 Variable interest rates (generally based on
  LIBOR or other short-term rates)                                                      17,920.3        14,341.7
                                                                                      ----------      ----------
  Total payable after one year                                                        $ 51,644.9      $ 44,944.6
                                                                                      ==========      ==========

(A) Excludes the effect of interest rate swap agreements.

         Ford Credit and certain of its subsidiaries have entered into interest rate swap agreements to manage exposures to fluctuations in interest rates. The agreements decreased the overall weighted-average interest rate on total debt from 5.91% to 5.75% as of December 31, 1998 and decreased the overall weighted-average interest rate on total debt from 6.25% to 6.17% as of December 31, 1997. In addition, the agreements decreased the Ford Credit's overall weighted-average effective interest rates for full year 1998 from 6.46% to 6.42% and increased full year 1997 from 6.50% to 6.54%. The agreements decreased the long-term obligations payable after one year subject to variable interest rates as of December 31, 1998 and 1997 to $0 and $9,741.6 million, respectively. The effect of these agreements is to reduce the effect of interest rate changes on profitability. Approximately 34% of Ford Credit's interest rate swaps mature in 1999 and approximately 93% mature by 2003.

         Certain of these obligations are denominated in currencies other than the currency of the country of the issuer. Foreign currency swap and forward agreements are used to hedge exposure to changes in exchange rates of these obligations.

NOTE 10.  SUPPORT FACILITIES

         Support facilities represent additional sources of funds, if required. At December 31, 1998, Ford Credit had approximately $19.2 billion of contractually committed facilities. In addition, $7.7 billion of Ford lines of credit may be used by Ford Credit at Ford's option. The lines have various maturity dates through June 30, 2003 and may be used, at Ford Credit's option, by any of its direct or indirect majority-owned subsidiaries. Any such borrowings will be guaranteed by Ford Credit. Banks also provide $1.5 billion of contractually committed liquidity facilities to support Ford Credit's asset backed commercial paper program.

         Additionally, at December 31, 1998, there were approximately $4.7 billion of contractually committed facilities available for FCE Bank plc's ("FCE Bank") use. In addition, $615 million of Ford credit lines may be used by FCE Bank at Ford's option. The lines have various maturity dates through June 30, 2003 and may be used, at FCE Bank's option, by any of its direct or indirect majority-owned subsidiaries. Any such borrowings will be guaranteed by FCE Bank.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 11.  INCOME TAXES

         The provision for income taxes was estimated as follows:

                                                                                       1998          1997         1996
                                                                                       ----          ----         ----
                                                                                                 (in millions)

Currently payable/(refundable)
 U.S. federal                                                                       $     15.9    $    572.1    $   (501.7)
 Foreign                                                                                 264.3         231.9         138.1
 State and local                                                                             -          15.3         (10.4)
                                                                                    ----------    ----------    ----------
  Total currently payable/(refundable)                                                   280.2         819.3        (374.0)

Deferred tax (benefit)/liability
 U.S. federal                                                                            390.5        (136.3)      1,050.3
 Foreign                                                                                 (37.8)         32.8          56.2
 State and local                                                                          47.3          11.0          (0.9)
                                                                                    ----------    ----------    ----------
  Total deferred                                                                         400.0         (92.5)      1,105.6
                                                                                    ----------    ----------    ----------
  Total provision                                                                   $    680.2    $    726.8    $    731.6
                                                                                    ==========    ==========    ==========

         A  reconciliation  of the provision for income taxes as a percentage of income  before  income  taxes,  excluding  equity in net  income  of  affiliated companies  and  minority  interest  in net income of a joint  venture,  with the
United States statutory tax rate for the last three years is shown below:
                                                                                       1998           1997          1996
                                                                                       ----           ----          ----
U.S. statutory tax rate                                                                35.0%          35.0%         35.0%
Effect of (in percentage points)
  Taxes attributable to foreign source income                                           0.6            3.7           1.5
  State and local income taxes                                                          1.7            1.7           1.5
  Investment income not subject to tax or subject to tax at reduced rates              (0.2)          (0.2)         (0.9)
  Rate adjustments on deferred taxes                                                      -           (0.7)         (1.9)
  Other                                                                                 0.5            0.8          (1.4)
                                                                                       ----           ----          ----
    Effective tax rate                                                                 37.6%          40.3%         33.8%
                                                                                       ====           ====          ====

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 11.  INCOME TAXES - Continued

         Deferred income taxes reflect the estimated tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities as of December 31 were as follows:

                                                                                                1998           1997
                                                                                                ----           ----
                                                                                                   (in millions)

Deferred Tax Liabilities
 Leasing transactions                                                                         $ 4,627.9      $ 3,560.3
 Finance receivables                                                                              526.5          225.5
 Purchased tax benefits                                                                           301.5          293.0
 Sales of receivables                                                                             118.9           87.6
 Other                                                                                            173.8          272.3
                                                                                             ----------     ----------
  Total deferred tax liabilities                                                                5,748.6        4,438.7

Deferred Tax Assets
 Provision for credit losses                                                                      955.6          749.9
 Net operating losses and foreign tax credits                                                     833.4          234.5
 Alternative minimum tax                                                                          298.0          289.9
 Employee benefit plans                                                                           131.0          120.6
 Other                                                                                            372.9          311.6
                                                                                             ----------     ----------
  Total deferred tax assets                                                                     2,590.9        1,706.5
                                                                                             ----------     ----------
   Net deferred tax liabilities                                                              $  3,157.7     $  2,732.2
                                                                                             ==========     ==========

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 12.  Postretirement Health Care and Life Insurance Benefits

         Ford Credit and certain of its subsidiaries provide selected health care and life insurance benefits for retired employees under unfunded plans sponsored by Ford and certain of its subsidiaries. Ford Credit's U.S. and Canadian employees may become eligible for those benefits if they retire while working for Ford Credit; however, benefits and eligibility rules may be modified from time to time. The estimated cost for postretirement health care benefits is accrued on an actuarially determined basis.

         Increasing the assumed health care cost trend rate by one percentage point is estimated to increase the aggregate service and interest cost components of net postretirement benefit expense for 1998 by approximately $5 million and the accumulated postretirement benefit obligation at December 31, 1998 by approximately $50 million. A decrease of one percentage point would reduce service and interest cost by approximately $4 million and decrease the December 31, 1998 postretirement benefit obligation by approximately $39 million.

          Net postretirement benefit expense was as follows for the years ended December 31:

                                                                            1998            1997            1996
                                                                         ------------    ------------    ------------
Costs Recognized in Income                                                              (in millions)

  Service cost                                                           $        9.7    $        7.8    $        8.3
  Interest cost                                                                  16.4            14.6            14.4
  Curtailments                                                                    1.5               -               -
  Amortization of prior service cost                                             (0.2)           (0.2)           (0.3)
  Amortization of losses/(gains)                                                  0.1               -            (1.4)
                                                                         ------------    ------------    ------------
    Net postretirement benefit expense                                   $       27.5    $       22.2    $       21.0
                                                                         ============    ============    ============
Discount rate for expense                                                         7.0%            7.5%            7.3%
Initial health care cost trend rate                                               6.6%            6.6%            9.5%
Ultimate health care cost trend rate                                              5.0%            5.0%            5.5%
Number of years to ultimate trend rate                                           10              10              10

          The year-end status of these plans was as follows at December 31:

                                                                              1998             1997
                                                                         -------------    -------------
Change in Benefit Obligation                                                     (in millions)
   Benefit obligation at January 1                                       $       239.4    $       210.7
      Service cost                                                                 9.7              7.8
      Interest cost                                                               16.4             14.6
      Sale of Ford New Holland Credit Company                                        -             (5.3)
      Curtailments                                                                 1.5                -
      Benefits paid                                                               (6.3)            (5.7)
      Actuarial loss                                                              40.0             17.3
                                                                         -------------    -------------
   Benefit obligation at December 31                                     $       300.7    $       239.4
                                                                         =============    =============
Funded Status of the Plan
   Benefit obligation                                                    $      (300.7)   $      (239.4)
   Unamortized prior service cost                                                 (1.0)            (1.2)
   Unamortized net losses/(gains)                                                 25.4            (14.6)
                                                                         -------------    -------------
       Net amount recognized                                             $      (276.3)   $      (255.2)
                                                                         =============    =============
Amounts Recognized in the Balance Sheet consist of:
   Accrued liabilities                                                   $      (276.3)   $      (255.2)
                                                                         =============    =============
Assumptions as of December 31
   Discount rate                                                                   6.5%             7.0%
   Initial health care cost trend rate                                             7.0%             6.6%
   Ultimate health care cost trend rate                                            5.0%             5.0%
   Number of years to ultimate trend rate                                          9               10


                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 13.  TRANSACTIONS WITH AFFILIATED COMPANIES

         An agreement with Ford provides for payments by Ford to Ford Credit that would maintain Ford Credit's consolidated income before income taxes and net income at specified minimum levels. No payments were required under the agreement during 1998, 1997, or 1996.

         Ford Credit and its subsidiaries, from time to time, purchase accounts receivable of certain divisions and subsidiaries of Ford. The amount of such receivables outstanding was $3,887.4 million at December 31, 1998 and $3,664.4 million at December 31, 1997. Agreements with Ford and other affiliates also provide for payments to Ford Credit for interest supplements and other support costs on certain financing and leasing transactions. Amounts included in the income statement for these and other transactions with Ford were as follows (in millions): 1998 - $2,395.2; 1997 - $1,778.5; 1996 - $1,432.7. Ford Credit and
its subsidiaries purchase from Ford and affiliates certain vehicles which were previously acquired by Ford principally from its fleet and rental car customers. The fair values of these vehicles held for resale and included in other assets at December 31 were as follows (in millions): 1998 - $862.8; 1997 - $1,089.5. Ford Credit also has entered into a sale-leaseback agreement with Ford for vehicles leased to employees of Ford and its subsidiaries. The net investment in these vehicles included in operating leases at December 31 was as follows (in millions): 1998 - $796.9; 1997 - $731.2.

         Ford Credit and Ford revised their intercompany tax sharing agreement in 1997 effective for years ended after December 31, 1994. Ford Credit recorded a deferred tax asset for amounts due from Ford under the revised agreement. Ford compensates Ford Credit for the temporary use of these funds. The interest income earned and included in income was as follows (in millions): 1998 - $49.9; 1997 - $41.6; 1996 - $0.

         Ford Credit holds a promissory note from Ford Holdings, Inc. for $1,517 million which is classified against stockholder's equity. Interest income earned on the promissory note was as follows (in millions): 1998 - $88.5;
1997 - $91.6; 1996 - $93.5.

         Ford Credit and its subsidiaries receive technical and administrative advice and services from Ford and its subsidiaries, occupy office space furnished by Ford and its subsidiaries and utilize data processing facilities maintained by Ford. Payments to Ford and its subsidiaries for such advice and services are charged to operating expenses and were as follows (in millions):
1998 - $130.6; 1997 - $120.7; 1996 - $113.9.

         Retirement benefits are provided under defined benefit plans for employees of Ford Credit and its subsidiaries in the United States by the Ford General Retirement Plan and for employees of the foreign subsidiaries in Europe, Australia, and Canada by the respective Ford retirement plans. Employee retirement plan costs allocated to Ford Credit and its subsidiaries from Ford and charged to operating expenses were as follows (in millions): 1998 - $16.9; 1997 - $13.6; 1996 - $16.6.

         Earned premiums reinsured to a Ford-owned affiliate were as follows (in millions): 1998 - $53.0; 1997 - $1.5; 1996 - $0. Loss and loss adjustment expense recoveries from the same  affiliate  were as follows (in  millions):
1998 - $29.4;  1997 - $0.6; 1996 - $0.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 14.  LITIGATION AND CLAIMS

         Various legal actions, governmental proceedings and other claims are pending or may be instituted or asserted in the future against Ford Credit and its subsidiaries. Certain of the pending legal actions are, or purport to be, class actions. Some of these matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very significant amounts or other relief which, if granted, would require very significant expenditures.

         Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance and it is reasonably possible that some of the foregoing matters could be decided unfavorably to Ford Credit or the subsidiary involved. Although the amount of liability at December 31, 1998 with respect to these matters cannot be ascertained, Ford Credit believes that any resulting liability should not materially affect the consolidated financial position or results of operations of Ford Credit and its subsidiaries.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 15.  FINANCIAL INSTRUMENTS

Book and Estimated Fair Value of Financial Instruments

         The estimated fair value of financial instruments held by Ford Credit and its subsidiaries at December 31, and the valuation techniques used to estimate the fair value, were as follows:


                                                                     1998                             1997
                                                          ---------------------------      ----------------------------
                                                                           Estimated                         Estimated
                                                             Book             Fair            Book              Fair
                                                             Value            Value           Value             Value
                                                          -----------     -----------      -----------      -----------
Assets                                                                           (in millions)

 Cash and cash equivalents                                $     780.8     $     780.8      $     689.5      $     689.5
 Investments in securities                                      725.8           726.2            887.9            888.2
 Finance receivables, net                                    88,838.6        88,712.5         75,971.9         75,475.1
 Retained interest in securitized assets                      1,256.3         1,256.3            998.6            998.6

Liabilities
 Debt payable within one year                             $  63,322.4     $  63,386.3      $  55,780.4      $  55,780.4
 Debt payable after one year                                 51,644.9        53,095.7         44,944.6         45,828.2

Derivative Contracts:
 Foreign exchange instruments
  Contracts with unrealized gains                         $     161.1     $     433.8      $      64.8      $     115.9
  Contracts with unrealized losses                             (506.7)         (363.2)          (814.3)          (898.4)
 Interest rate instruments
  Contracts with unrealized gains                               104.3           935.1             80.6            546.9
  Contracts with unrealized losses                             (107.7)         (243.3)           (70.9)          (159.9)

         Cash and Cash Equivalents. The book value approximates fair value because of the short maturity of these instruments.

         Investments in Securities. The estimated fair value of investments in marketable equity and debt securities are estimated based on market prices. Book value of investments in non-marketable equity securities approximate fair value.

         Finance Receivables, Net. The fair value of substantially all finance receivables is estimated by discounting future cash flows using an estimated discount rate which reflects the current credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book values approximate fair values. Certain leases are excluded from the fair market valuation of finance receivables.

         Retained Interest in Securitized Assets. The fair value of interest only strips are recorded at the present value of actual and estimated future cash flows discounted at rates commensurate with this type of instrument. The fair value of subordinated certificates are estimated based on market prices. Book value of restricted cash and allowance for credit losses approximates fair value.

         Debt Payable Within One Year. For maturities of 3 months or less, the book value approximates fair value because of the short maturities of these instruments. For maturities greater than 3 months to one year, fair value is estimated based on quoted market prices or current rates for similar debt with the same maturities.

         Debt Payable After One Year. The fair value is estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 15.  FINANCIAL INSTRUMENTS - Continued

Financial Instruments with Off-Balance-Sheet Risk

         The following sections describe the various off-balance-sheet financial instruments that Ford Credit and its subsidiaries held as of December 31, 1998 and 1997. Also included is a brief discussion of the estimated fair value of those contracts and certain risks associated with holding those contracts through maturity.

         Foreign Exchange Instruments. Ford Credit and certain of its subsidiaries have entered into foreign currency swap and forward agreements to manage exposure to foreign exchange rate fluctuations. At December 31, 1998 and 1997, the total notional amount of Ford Credit's foreign exchange instruments outstanding was $14.5 billion and $12.5 billion, respectively. These agreements hedge principal and interest payments on debt issues that are denominated in foreign currencies. The fair value of these foreign exchange agreements was estimated using current market interest and foreign exchange rates.

         Interest Rate Instruments. Ford Credit and certain of its subsidiaries have entered into interest rate instrument agreements to manage exposure to fluctuations in interest rates. The underlying notional amount of interest rate instruments was $97.3 billion at December 31, 1998 and $86.6 billion at December 31, 1997, respectively.

         The differential paid or received on interest rate swap agreements is recognized on an accrual basis as an adjustment to interest expense. The book value of an interest rate swap agreement represents the differential receivable or payable with a swap counterparty since the last settlement date.

         The fair value of an interest rate swap is the estimated amount Ford Credit would receive or pay to terminate the agreement. The fair value is calculated using current market rates for similar instruments with the same remaining maturities. Unrealized gains and losses are netted for individual counterparties where legally permissible.

Counterparty Credit Risk

         Ford Credit manages its foreign currency and interest rate counterparty credit risks by limiting exposure and by monitoring the financial condition of counterparties. The amount of exposure Ford Credit may have to a single counterparty on a worldwide basis is limited by company policy. In the unlikely event that a counterparty fails to meet the terms of a foreign currency or an interest rate instrument, risk is limited to the fair value of the instrument.

Concentrations

         The business of Ford Credit is substantially dependent upon Ford Motor Company. Any protracted reduction or suspension of Ford's production or sale of vehicles, resulting from a decline in demand, a work stoppage, governmental action, adverse publicity, or other event, could have a substantial adverse effect on Ford Credit.

         The majority of Ford Credit's finance receivables are geographically diversified through the United States. Foreign finance receivables are concentrated in Europe, Canada, and Australia. Ford Credit controls its credit risk through credit standards, limits on exposure and by monitoring the financial condition of other parties. TARIC has credit risk related to receivables from reinsurers which are collateralized by trust funds, letters of credit, or custodial accounts.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued
NOTE 16.  STOCK OPTIONS

         Ford Credit employees participate in the stock option plans of Ford. Ford Credit has stock options outstanding under Ford's 1985 Stock Option Plan, the 1990 Long-Term Incentive Plan, and the 1998 Long-Term Incentive Plan. Grants may be made under the 1998 Plan through April 2008. Options granted in 1997 under the 1990 Plan and options granted under the 1998 Plan become exercisable 33% after one year from the date of grant, 66% after two years and in full after three years. In general, options granted under the 1985 Plan and options granted prior to 1997 under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options under all Plans expire after 10 years.

         Information concerning stock options for Ford Credit's employees for the years ended December 31 was as follows (shares in thousands):


                                                        1998                        1997                         1996
                                              -------------------------    ------------------------    -------------------------
                                                             Weighted-                   Weighted-                     Weighted-
                                                             Average                     Average                       Average
                                                             Exercise                    Exercise                      Exercise
Shares Subject to Option                      Shares         Price         Shares        Price          Shares         Price
                                              -------        -------       -------       -------        -------        -------

Outstanding at beginning of period              2,419        $ 28.44         2,446       $ 26.93          2,267        $ 25.22
New grants (based on fair value of
  common stock at dates of grant)                 912          41.28           430         32.05            423          32.69
Associates adjustment *                         1,057                            -                            -
Transferred into Ford Credit                      331          21.26             -                            -
Exercised **                                   (1,005)         45.13          (404)        23.19           (190)         20.32
Transferred out of Ford Credit                   (492)         20.47             -                            -
Surrendered upon exercise of stock
  appreciation rights                               -                          (53)        22.44            (40)         23.03
Terminated and expired                            (22)         37.82             -                          (14)         31.14
                                              -------                      -------                      -------

Outstanding at end of period                    3,200          26.39         2,419         28.44          2,446          26.93
Outstanding but not exercisable                (1,721)                      (1,078)                      (1,021)
                                              -------                      -------                      -------
  Exercisable at end of period                  1,479          19.58         1,341         25.85          1,425          23.61
                                              =======                      =======                      =======

* Outstanding stock options and related exercise prices were adjusted to preserve the intrinsic value of options as a result of The Associates spin-off in l998.

** Exercised at option prices ranging from $20.06 to $61.13 during 1998, $15.00 to $32.69 during 1997 and $13.42 to $29.06 during 1996.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 16.  STOCK OPTIONS - Continued

         The estimated fair value as of date of grant of options granted in 1998, 1997 and 1996, using the Black-Scholes option-pricing model, was as follows:

                                                                                       1998         1997        1996
                                                                                       ----         ----        ----
Estimated fair value per share of options granted during the year                     $9.25         $5.76       $6.93

Assumptions:
  Annualized dividend yield                                                            4.1%          4.8%        4.3%
  Common stock price volatility                                                       28.1%         22.1%       25.2%
  Risk-free rate of return                                                             5.7%          6.7%        6.2%
  Expected option term (in years)                                                      5             5           5



         Ford Credit measures compensation cost using the intrinsic value method. Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted since 1995, the pro forma effects on Ford Credit's net income would not have been material.

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 17. SEGMENT INFORMATION

         Ford Credit adopted Statement of Financial Accounting Standard No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," effective with year end 1998. SFAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

         Ford Credit's reportable operating segments include Ford Credit North America, Ford Credit International, and Personal Financial Services. Ford Credit North America consists of the United States and Canada. Ford Credit International consists of all other countries. Personal Financial Services consists of insurance operations and new business ventures.

         Financial results for Ford Credit's operating segments have been prepared using a management approach which included certain securitized assets not included in Ford Credit's balance sheet. This is consistent with the basis and manner in which Ford Credit management internally reviews financial information for the purposes of assisting in making internal operating decisions. Results were as follows (in millions):



                                    Ford
                                    Credit        Ford           Personal                        Ford Credit
                                    North         Credit         Financial   Eliminations/       Financial
1998                                America       International  Services    Reclassifications   Statements
----                             ------------   ---------------  --------    -----------------  ------------

 Revenue                         $   16,220.5   $   3,542.4      $  427.1    $    (887.5)       $   19,302.5


 Income
 Income before income taxes           1,128.0         545.3          77.0           61.9             1,812.2
 Net income                             729.4         315.3          49.9          (10.4)            1,084.2

 Other disclosures
  Depreciation on operating
    leases                            6,922.4         537.4             -         (132.4)            7,327.4
  Interest expense                    6,042.1       1,646.7             -         (778.4)            6,910.4
  Provision for income taxes            398.6         230.0          27.1           24.5               680.2
  Finance receivables
   (including net investment
    operating leases)*              117,424.6      28,361.6             -      (15,278.1)          130,508.1

 Total assets                       115,469.3      29,818.2       1,364.5       (9,404.2)          137,247.8



* Ford Credit managed receivables exclude allowance for credit losses

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 17. SEGMENT INFORMATION - Continued

                                    Ford
                                    Credit        Ford             Personal                            Ford Credit
                                    North         Credit           Financial       Eliminations/       Financial
1997                                America       International    Services        Reclassifications   Statements
----                               ------------   ---------------  --------        -----------------  ------------

Revenue                            $   15,304.7   $  3,238.9       $    476.5      $  (1,675.0)     $  17,345.1

Income
Income before income taxes              1,143.0        520.0            152.0             (9.0)         1,806.0
Net income                                697.5        285.1             95.1            (46.9)         1,030.8

Other disclosures
 Depreciation on operating
   leases                               6,213.8        534.2                -           (559.8)         6,188.2
 Interest expense                       5,650.8      1,398.6                -           (781.2)         6,268.2
 Provision for income taxes               445.5        234.9             56.9            (10.5)           726.8
 Finance receivables
   (including net investment
    operating leases)*                107,859.7     25,165.5                -        (16,966.6)       116,058.6
Total assets                          105,508.4     26,649.3          1,021.3        (11,205.7)       121,973.3

1996
----
Revenue                            $   14,417.1   $  2,919.0      $     295.2      $    (925.8)     $  16,705.5

Income
Income before income taxes              1,601.4        488.0             35.6            115.2          2,240.2
Net income                              1,038.4        290.9             23.7             87.6          1,440.6

Other disclosures
 Depreciation on operating
   leases                               5,412.1        319.1                -           (193.6)         5,537.6
 Interest expense                       5,298.3      1,376.8                -           (415.4)         6,259.7
 Provision for income taxes               583.9        192.3             11.9            (56.5)           731.6
 Finance receivables
   (including net investment
    operating leases) *                98,495.9     25,495.4                -        (12,498.1)       111,493.2
Total assets                           98,865.7     26,403.4            751.0         (4,323.7)       121,696.4


* Ford Credit managed receivables exclude allowance for credit losses

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 17. SEGMENT INFORMATION - Continued

         Total  revenue,   income  before  income  taxes,  net  income,  finance
receivables, and assets identifiable with United States, Europe, and other foreign operations were as follows:


                                                                           1998             1997             1996
                                                                           ----             ----             ----
Revenue                                                                                (in millions)

 United States operations                                              $   14,396.8      $  13,912.5      $   13,214.9
 European operations                                                        2,314.4          1,916.8           2,137.2
 Other foreign operations                                                   2,591.3          1,515.8           1,353.4
                                                                       ------------      -----------      ------------
  Total revenue                                                        $   19,302.5      $  17,345.1      $   16,705.5
                                                                       ============      ===========      ============
Income before income taxes
 United States operations                                              $    1,292.4      $   1,245.8      $    1,717.6
 European operations                                                          431.7            383.5             358.1
 Other foreign operations                                                      88.1            176.7             164.5
                                                                       ------------      -----------      ------------
  Total income before income taxes                                     $    1,812.2      $   1,806.0      $    2,240.2
                                                                       ============      ===========      ============
Net income
 United States operations                                              $      791.8      $     736.4      $    1,124.7
 European operations                                                          246.1            207.5             221.3
 Other foreign operations                                                      46.3             86.9              94.6
                                                                       ------------      -----------      ------------
  Total net income                                                     $    1,084.2      $   1,030.8      $    1,440.6
                                                                       ============      ===========      ============

Finance receivables at December 31 (including net investment operating leases)
 United States operations                                              $   94,945.4      $  87,721.2      $   82,225.0
 European operations                                                       21,588.7         17,148.1          18,100.0
 Other foreign operations                                                  13,974.0         11,189.3          11,168.2
                                                                       ------------      -----------      ------------
  Total finance receivables                                            $  130,508.1      $ 116,058.6      $  111,493.2
                                                                       ============      ===========      ============
Assets at December 31
 United States operations                                              $   99,991.8      $  92,457.2      $   93,234.5
 European operations                                                       22,473.0         17,867.7          18,743.9
 Other foreign operations                                                  14,783.0         11,648.4           9,718.0
                                                                       ------------      -----------      ------------
  Total assets                                                         $  137,247.8      $ 121,973.3      $  121,696.4
                                                                       ============      ===========      ============

                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS - Continued

NOTE 18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Selected financial data by calendar quarter were as follows:

                                              First          Second          Third          Fourth           Full
                                              Quarter        Quarter         Quarter        Quarter          Year
                                             ---------      ---------       ---------      ---------      ----------
                                                                         (in millions)
1998
----
Total financing revenue                      $ 4,208.7      $ 4,494.2       $ 4,337.1      $ 4,850.3      $ 17,890.3
Depreciation on operating leases               1,682.0        1,841.2         1,791.7        2,012.5         7,327.4
Interest expense                               1,610.5        1,691.0         1,662.0        1,946.9         6,910.4
Total financing margin and revenue             1,266.0        1,318.9         1,221.3        1,258.5         5,064.7
Provision for credit losses                      321.5          270.5           290.2          297.3         1,179.5
 Net income                                      277.8          299.8           272.4          234.2         1,084.2

1997
----
Total financing revenue                      $ 3,929.8      $ 3,955.6       $ 4,149.0      $ 4,067.5      $ 16,101.9
Depreciation on operating leases               1,445.5        1,467.8         1,624.1        1,650.8         6,188.2
Interest expense                               1,559.0        1,565.8         1,551.8        1,591.6         6,268.2
Total financing margin and revenue             1,238.5        1,219.7         1,234.4        1,196.1         4,888.7
Provision for credit losses                      355.7          296.4           370.1          316.0         1,338.2
 Net income                                      275.9          279.0           257.7          218.2         1,030.8




                                  Exhibit 12-A
                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (in millions)



                                                                             For the Years Ended December 31
                                                          ----------------------------------------------------------------------
                                                              1998          1997           1996          1995           1994
                                                              ----          ----           ----          ----           ----

Fixed Charges
Interest expense                                          $   6,910.4    $   6,268.2    $   6,235.7   $   5,987.8    $   4,226.3
Rents                                                            26.4           26.2           22.2          19.5           16.9
                                                          -----------    -----------    -----------   -----------    -----------
 Total fixed charges                                          6,936.8        6,294.4        6,257.9       6,007.3        4,243.2

Earnings
Income before income taxes                                    1,812.2        1,806.0        2,240.2       2,327.8        2,335.5
Less equity in net income from affiliated companies               2.3            1.0           55.3         255.4          232.5
Less minority interests in net income of subsidiaries            47.8           48.4           68.0          65.5           59.3
                                                          -----------    -----------    -----------   -----------    -----------
Earnings before fixed charges                             $   8,698.9    $   8,051.0    $   8,374.8   $   8,014.2    $   6,286.9
                                                          ===========    ===========    ===========   ===========    ===========
Ratio of earnings to fixed charges                                1.3            1.3            1.3           1.3            1.5

                                                          ===========    ===========    ===========   ===========    ===========


For purposes of the Ford Credit ratio, earnings consist of income taxes and fixed charges. Income before income taxes of Ford Credit includes the equity in net income of all unconsolidated affiliates and minority interests in net income of subsidiaries. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor.)